SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



              Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934




Date of Report (date of earliest event reported):            October 5, 2001



                        COAST HOTELS AND CASINOS, INC.
            (Exact name of registrant as specified in its charter)




          Nevada                  333-04356                 88-0345706
     (State or other           (Commission File          (I.R.S. Employer
     jurisdiction of               Number)             Identification No.)
      incorporation)

             4500 West Tropicana Avenue, Las Vegas, Nevada 89103
             (Address of principal executive offices) (Zip Code)
                                                                -

      Registrant's telephone number, including area code: (702) 365-7000

                                 Not Applicable
        (Former name or former address, if changed since last report)


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Item 5.  Other Events.

     On October 5, 2001, Harlan Braaten, President and Chief Operating Officer of Coast Hotels and Casinos, Inc., presented a live audio webcast to discuss business levels at the Company's four Las Vegas hotel-casinos in the period following the September 11, 2001 terrorist attacks. Mr. Braaten stated that, on a consolidated basis, revenues in the period from September 11, 2001 through September 30, 2001 were up approximately 3% compared to the same period in 2000. EBITDA (earnings before interest, taxes, depreciation, amortization, deferred rent and certain non-recurring items, including pre-opening expenses) was down approximately 4% in the period, due primarily to reduced foot traffic at the Barbary Coast on the Las Vegas Strip. Gaming revenues at each of our three locals-oriented hotel-casinos were flat or up slightly, despite lower hotel and restaurant customer counts during the twenty days ended September 30, 2001.

     Prior to the incident, our third quarter had been relatively strong. We estimate that EBITDA in the quarter ended September 30, 2001 was approximately $29 to $30 million, compared to $21.3 million in the third quarter of 2000.

     Certain expansion projects that had been announced or started at our hotel-casinos prior to September 11, 2001 are still continuing. We have no current plans to change the scope or timing of these projects at this time, but will continue to monitor business conditions to determine if changes should be considered.







                                     SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    COAST HOTELS AND CASINOS, INC.,
                                    a Nevada corporation



                                    By:   /s/ Gage Parrish
                                       ---------------------------------------
                                    Name: Gage Parrish
                                    Title:      Vice President and Chief
                                    Financial Officer

October 5, 2001


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